As filed with the Securities and Exchange Commission on November 18, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCE Inc.

(Exact name of registrant as specified in its charter)

Canada	4813	98-0134477
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1, carrefour Alexander-Graham-Bell Building A, 8th Floor Verdun, Québec Canada H3E 3B3 (514) 870-8777	Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680
(Name, address and telephone number of Registrant’s principal executive office)	(Name, address and telephone number of agent for service)

Copies to:

Corporate Secretary BCE Inc. 1, carrefour Alexander-Graham-Bell Building A, 7th Floor Verdun, Québec Canada H3E 3B3 (514) 786-8424	Mario Schollmeyer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

PROSPECTUS

BCE Inc.

Shareholder Dividend Reinvestment and Stock Purchase Plan

25,000,000 Common Shares

This Prospectus covers Common Shares of BCE Inc. (“BCE”) issuable under BCE’s Shareholder Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides that, at the option of BCE, Common Shares may be purchased by the Agent on the open market through the facilities of a stock exchange or purchased by the Agent from BCE. All capitalized terms have the meanings set out in “Shareholder Dividend Reinvestment and Stock Purchase Plan – Definitions.”

The Plan provides, among other advantages, a means for eligible holders of BCE Common Shares to purchase Common Shares of BCE without payment of brokerage commissions, fees or service charges.

The price of the shares will depend on whether the Agent buys the shares through a stock exchange or directly from BCE:

•

if the Agent buys the shares through a stock exchange, the price for the shares will be the average cost paid by the Agent for all the shares acquired for the purposes of the Plan in respect of a Dividend Payment Date;

•

if the Agent buys the shares directly from BCE, the price for the shares will be the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (“TSX”) during the five trading days immediately preceding the relevant Dividend Payment Date.

BCE may from time to time in its sole discretion approve a discount of up to 5% on the price of Common Shares issued pursuant to a Treasury Purchase. However, the Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments.

The Common Shares of BCE are listed on the TSX and on the New York Stock Exchange (“NYSE”) under the symbol “BCE”. On November 14, 2024, the closing price for BCE’s Common Shares on the NYSE was US$26.84 and on the TSX was $37.74.

Unless otherwise indicated, dollar amounts are expressed in Canadian dollars.

We cannot estimate the anticipated proceeds from the issuance by BCE of new Common Shares under the Plan, which will depend upon the market price of BCE’s Common Shares, the extent of shareholder participation in the Plan and other factors. BCE will not receive any proceeds from Market Purchases.

The address and phone number of BCE’s principal executive office is 1 Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun, Quebec H3E 3B3 and 1-800-339-6353.

An investment in the Common Shares involves risks. Prospective investors in the Common Shares should carefully read and consider the information contained in, or incorporated by reference in, this Prospectus, as such disclosure shall be updated from time to time in BCE’s continuous disclosure documents incorporated by reference herein. See “Risk Factors” on page 3 of this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 18, 2024.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated herein by reference, contains forward-looking statements about our business outlook, objectives, plans and strategic priorities, and other statements that are not historical facts. A statement we make is forward-looking when it uses what we know and expect today to make a statement about the future. Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target, commitment and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the “safe harbor” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Unless otherwise indicated, forward-looking statements contained in this Prospectus describe our expectations as at the date of this Prospectus and forward-looking statements contained in the documents incorporated herein by reference describe our expectations as of the date of such documents, unless otherwise indicated in such documents. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from expectations expressed in or implied by such forward-looking statements and that our business outlook, objectives, plans and strategic priorities may not be achieved. These statements are not guarantees of future performance or events, and we caution you against relying on any of these forward-looking statements. Forward-looking statements are provided in this Prospectus, including the documents incorporated herein by reference, for the purpose of assisting investors and others in understanding our objectives, strategic priorities and business outlook, and in obtaining a better understanding of our anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Forward-looking statements made in this Prospectus, including the documents incorporated herein by reference, are based on a number of assumptions that we believed were reasonable on the day we made the forward-looking statements. Refer in particular, but without limitation, to the sub-sections entitled “Assumptions” contained in sections 1.6, 3.2, 5.1, and 5.2 of BCE’s 2023 management’s discussion and analysis (the “BCE 2023 Annual MD&A”), as updated in sections 1.3, 3.1 and 3.2 of BCE’s management’s discussion and analysis for the first quarter of 2024 (the “BCE 2024 First Quarter MD&A”), sections 1.3, 3.1 and 3.2 of BCE’s management’s discussion and analysis for the second quarter of 2024 (the “BCE 2024 Second Quarter MD&A”) and sections 1.3, 3.1 and 3.2 of BCE’s management’s discussion and analysis for the third quarter of 2024 (the “BCE 2024 Third Quarter MD&A”), for a discussion of certain assumptions that we have made in preparing forward-looking statements, as such disclosure shall be updated from time to time in our continuous disclosure documents incorporated by reference herein. The foregoing assumptions, although considered reasonable by us on the day we made the forward-looking statements, may prove to be inaccurate. Accordingly, our actual results could differ materially from our expectations.

Important risk factors that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus, including the documents incorporated herein by reference, are disclosed in section 3.3 entitled “Principal business risks” and in section 9 entitled “Business risks” of the BCE 2023 Annual MD&A, as well as in the other sections of the BCE 2023 Annual MD&A, as updated in section 6 of the BCE 2024 First Quarter MD&A, section 6 of the BCE 2024 Second Quarter MD&A and section 6 of the BCE 2024 Third Quarter MD&A, as such disclosure shall be updated from time to time in our continuous disclosure documents incorporated by reference herein. In addition, please see section 8 entitled “Legal proceedings” of BCE’s annual information form for the fiscal year ended December 31, 2023, included in the BCE 2023 Annual Report, as updated in section 4.8 entitled “Litigation” in the BCE 2024 Third Quarter MD&A, as such disclosure shall be updated from time to time in our continuous disclosure documents incorporated by reference herein.

Readers are cautioned that the risks referred to above are not the only ones that could affect us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our financial position, financial performance, cash flows, business or reputation.

We regularly consider potential acquisitions, dispositions, mergers, business combinations, investments, monetizations, joint ventures and other transactions, some of which may be significant. Except as otherwise indicated by us, forward-looking statements do not reflect the potential impact of any such transactions or of special items that may be announced or that may occur after the date hereof. The financial impact of these transactions and special items can be complex and depends on the facts particular to each of them. We therefore cannot describe the expected impact in a meaningful way or in the same way they present known risks affecting their business.

RISK FACTORS

Before you decide to participate in the Plan and invest in BCE’s Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this Prospectus, including but not limited to the matters set forth in section 3.3 entitled “Principal business risks” and section 9 entitled “Business risks” of the BCE 2023 Annual MD&A incorporated by reference in the BCE 2023 Annual Report, as updated in section 6 of the BCE 2024 First Quarter MD&A, section 6 of the BCE 2024 Second Quarter MD&A and section 6 of the BCE 2024 Third Quarter MD&A, as such disclosure shall be updated from time to time in our continuous disclosure documents incorporated by reference herein, as well as section 8 entitled “Legal proceedings” of BCE’s annual information form for the fiscal year ended December 31, 2023, included in the BCE 2023 Annual Report, as updated in section 4.8 entitled “Litigation” in the BCE 2024 Third Quarter MD&A as such disclosure shall be updated from time to time in our continuous disclosure documents incorporated by reference herein, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of BCE’s Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. You may realize a loss in connection with the purchase of Common Shares.

In addition, in accordance with the Plan, BCE may from time to time in its sole discretion approve a discount (“Discount”) of up to 5% on the Average Market Price of Common Shares issued pursuant to a Treasury Purchase. The Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments. BCE anticipates that commencing with the dividend payable on January 15, 2025 to eligible shareholders as of the December 16, 2024 record date, and subsequently until further notice, Common Shares will be issued from treasury at a Discount of 2% to the Average Market Price. However, in accordance with and subject to the Plan, BCE may change or discontinue any Discount at any time in its sole discretion. To the extent eligible holders of Common Shares are permitted to reinvest at a Discount, other shareholders may experience dilution as a result. See the section entitled “Shareholder Dividend Reinvestment and Stock Purchase Plan – Price of Common Shares” for further discussion.

BCE may amend, suspend or terminate the Plan at any time.

WHERE YOU CAN FIND MORE INFORMATION

In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, BCE is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by BCE in accordance with such requirements, are available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933 (the “Securities Act”), as amended, with respect to the securities offered with this Prospectus and of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the exhibits thereto for further information with respect to us and the securities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from our Corporate Secretary at the address set forth on the cover page of this Prospectus or on our website at www.bce.ca. The documents incorporated by reference are available over the internet at www.sec.gov.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 40-F for the fiscal year ended December 31, 2023 (the “BCE 2023 Annual Report”); and

•	our Reports on Form 6-K dated May 2, 2024, August 1, 2024 and November 7, 2024.

In addition, we will incorporate by reference into this Prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this Prospectus and prior to the termination of any offering contemplated in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

BUSINESS OF THE CORPORATION

BCE Inc. was incorporated in 1970 and was continued under the Canada Business Corporations Act in 1979. BCE’s head and registered office is located at 1 Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun, Québec H3E 3B3.

BCE is Canada’s largest communications company1, providing residential, business and wholesale customers with a wide range of solutions for all their communications needs. BCE reports the results of its operations in two segments: Bell Communication and Technology Services (“Bell CTS”) and Bell Media. Bell CTS provides a wide range of communication products and services to consumers, businesses and government customers across Canada. Wireless products and services include mobile data and voice plans and devices and are available nationally. Wireline products and services comprise data (including Internet access, Internet protocol television (IPTV), cloud-based services and business solutions), voice, and other communication services and products, which are available to our residential, small and medium-sized business and large enterprise customers primarily in Ontario, Québec, the Atlantic provinces and Manitoba, while satellite television (“TV”) service and connectivity to business customers are available nationally across Canada. In addition, Bell CTS includes our wholesale business, which buys and sells local telephone, long distance, data and other services from or to resellers and other carriers, as well as the results of operations of our national consumer electronics retailer. Bell Media provides conventional TV, specialty TV, pay TV, streaming services, digital media services, radio broadcasting services and out-of-home and advanced advertising services to customers nationally across Canada.

Additional information about BCE’s business is included in the documents incorporated by reference into this Prospectus.

USE OF PROCEEDS

BCE will only receive proceeds under the Plan if Common Shares are purchased directly from BCE rather than purchased in the open market through the facilities of a stock exchange. Such proceeds, as and when received, are expected to enable BCE to retain cash to help fund strategic growth initiatives and to strengthen the balance sheet.

[1]	Based on total revenue and total combined customer connections.

SHAREHOLDER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Introduction

This Prospectus provides detailed information about the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan (Plan) and has three parts:

(i) a series of questions and answers;

(ii) a copy of the text of the Plan; and

(iii) a review of some Canadian and U.S. income tax considerations relating to participation in the Plan.

In case of a difference between the information given in other parts of this Prospectus and the text of the Plan, the provisions of the Plan will govern.

Certain terms of the Plan may be amended from time to time. Participants are advised to contact the Agent, who acts on behalf of Plan participants, to find out about any amendments to the Plan, a particular feature of the Plan, or details of an administrative nature.

The tax information to participants is of a general nature and participants should consult a tax advisor for additional questions.

All capitalized terms used but not otherwise defined in this Prospectus have the same meaning as set out in “Shareholder Dividend Reinvestment and Stock Purchase Plan – Definitions,” below.

All dollars referred to herein are Canadian dollars.

Summary

What is the Plan?

The Plan allows eligible registered holders of Common Shares to acquire additional Common Shares through reinvestment of the cash dividends paid on their respective shareholdings. Participants in the Plan may also make Optional Cash Payments, in the form of cash or dividends on BCE preferred shares, to purchase additional Common Shares. Optional Cash Payments in the form of cash shall not be less than $100 per transaction nor greater than $40,000 in each 12-month period ending on the last Business Day preceding the Dividend Payment Date in October of each year. Optional Cash Payments in the form of dividends on BCE preferred shares are subject to a separate limit of $40,000 in each 12-month period ending on the last Business Day preceding the Dividend Payment Date in October of each year.

Why should I enroll?

The main advantages of enrolling in the Plan are as follows:

•	convenience of having cash dividends automatically reinvested into Common Shares, instead of receiving cash payments

•

ability to purchase Common Shares without having to pay brokerage commissions, fees or service charges; shares may be offered by BCE at a discount of up to 5% from the Average Market Price at BCE’s sole discretion if purchases of Common Shares are made by way of Treasury Purchases

•	full reinvestment of cash dividends, as the Plan allows fractions of Common Shares and cash dividends on those fractions to be included in your account

•	convenient tracking of your Plan Shares with quarterly statements of account

•	ability to withdraw and/or sell any number of Plan Shares at any time for a reasonable administrative cost without terminating your participation in the Plan

•	ability to terminate your participation in the Plan at any time without penalty

Who can enroll?

Any registered holder of Common Shares resident in Canada or the United States may participate in the Plan. Registered holders of Common Shares resident in jurisdictions other than Canada or the United States are not eligible to enroll in the Plan. However, upon their request and at BCE’s sole discretion, BCE may authorize residents in jurisdictions other than Canada or the United States to become eligible to enroll in the Plan, subject to, among other reasons, any restrictions under applicable laws including the laws of their jurisdiction of residence.

Beneficial owners of Common Shares (shareholders who hold their shares through a financial institution, broker or other intermediary) should consult with the intermediary to determine how to participate in the Plan. The administrative practices and requirements of intermediaries vary and, accordingly, the various dates by which actions must be taken under the Plan and the documentary requirements set out in the Plan may not be the same for beneficial owners as for registered holders. Some intermediaries may require beneficial owners to become registered holders in order to participate in the Plan. There may be a fee charged by the intermediary for beneficial non-registered shareholders to become registered shareholders, which will not be paid by BCE or by the Agent.

Contact information

Should you have any questions about the Plan please contact the Agent or BCE:

Agent

TSX Trust Company

301 – 100 Adelaide St. West

Toronto, Ontario M5H 4H1

Canada and United States (English & French): 1-800-561-0934

Outside North America: 1-416-682-3861

bce@tmx.com

BCE Inc.

Investor Relations

1 Carrefour Alexander-Graham-Bell, Building A, 8th floor

Verdun, Quebec H3E 3B3 1-800-339-6353

investor.relations@bce.ca

Questions and Answers

The highlights of the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan (Plan) are described in the following series of questions and answers. Details are given in the official text of the Plan, which is printed in full in “Shareholder Dividend Reinvestment and Stock Purchase Plan,” below. All capitalized terms used but not otherwise defined in this section of the Prospectus have the same meaning as set out in “Shareholder Dividend Reinvestment and Stock Purchase Plan – Definitions,” below.

1. How do I enroll in the Plan?

The enrollment form can be obtained from the Agent. Complete the form and send it to the Agent. Please do not send stock certificates or dividend cheques. Once you have enrolled, your participation in the Plan continues until you or BCE terminates it, or until the Plan is terminated.

2. How do I have my dividends reinvested?

Once you have completed your enrollment, the dividends on your Common Shares will automatically be reinvested in additional Common Shares. The Agent will purchase quarterly Common Shares on your behalf with the cash dividends paid on all of the Common Shares registered in your name.

3. Can I enroll in the Plan only a portion of the Common Shares registered in my name?

No. Partial reinvestment of dividends is not accepted.

4. If I purchase additional Common Shares in the future (outside the Plan), will the dividends automatically be reinvested in Common Shares?

Yes, if these shares are registered in the exact same name as your other shares that are already enrolled for dividend reinvestment. Where a shareholder’s total holdings are registered in different names, (e.g. full name on some DRS Advices or share certificates and initials and surname on other DRS Advices or share certificates), a separate enrollment form must be completed for each style of registration. If cash dividends from all shareholdings are to be reinvested under one account, the registration must be identical.

5. How do I make Optional Cash Payments?

You must be enrolled in the Plan in order to be eligible to make Optional Cash Payments. You can make Optional Cash Payments in cash or in dividends on BCE preferred shares that you hold.

To make an Optional Cash Payment in cash, fill in the Optional Cash Payment form and send it to the Agent together with a cheque payable to the Agent. No third-party cheques are accepted. To make an Optional Cash Payment in dividends on BCE preferred shares, fill in the applicable authorization form and send it to the Agent. Currently, it is not possible to enroll to make an Optional Cash Payment by pre-authorized debit; but BCE reserves the right to and may implement such feature at a later time.

Optional Cash Payments can vary with respect to each Dividend Payment Date and there is no obligation to make continuing cash payments. Payments in cash must be at least $100 per transaction and may not exceed $40,000 per 12-month period ending on the last Business Day preceding the Dividend Payment Date in October each year. Optional Cash Payments in the form of dividends on BCE preferred shares are subject to a separate limit of $40,000 for each 12-month period ending on the last Business Day preceding the Dividend Payment Date in October of each year.

All Optional Cash Payments made in U.S. dollars to the Agent will be converted into Canadian dollars by the Agent based on the exchange rate in effect at the time of conversion. For the purposes of calculating the limits on Optional Cash Payments, the amount converted in Canadian dollars will be used.

The Agent is required under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to collect and record certain information relating to Optional Cash Payments. Participants wishing to make Optional Cash Payments may be required to complete a participant declaration form and to comply with the Agent’s requirements in this respect.

6. Is it possible to make Optional Cash Payments by pre-authorized debit?

It is not currently possible to make Optional Cash Payments by pre-authorized debit. However, pre-authorized debit may be implemented by BCE at a later time, in which case participants will be notified. The relevant information will be provided on the Agent’s corporate web site.

7. Where are Common Shares purchased for my account under the Plan?

The Agent, acting on your behalf, will buy either existing shares through a stock exchange or new shares directly from BCE’s treasury.

8. When and how are Common Shares purchased for my account under the Plan?

How the Agent will buy the shares in connection with a Dividend Payment Date is different depending on whether the shares are acquired through a stock exchange or directly from BCE:

(a)	when the Agent buys the Common Shares for your account directly from BCE, the shares will be bought on the Dividend Payment Date;

(b)

when the Agent buys the Common Shares for your account through a stock exchange, the shares will be bought starting the Business Day immediately following the Dividend Payment Date and ending no later than five Business Days after the Dividend Payment Date.

BCE will remit to the Agent all cash dividends on your Common Shares. For Treasury Purchases, the Agent will use such funds and any Optional Cash Payments you may contribute to buy Common Shares for your account under the Plan on the Dividend Payment Date. If you are not a resident of Canada, any applicable withholding taxes on dividends payable to you will be deducted prior to the purchase of Common Shares.

If the Agent does not receive your Optional Cash Payment with cash at least five Business Days preceding the Dividend Payment Date, the Agent will hold such amount until the next Dividend Payment Date.

9. What is the price of Common Shares purchased for the Plan?

The price of the shares will depend on whether the Agent buys the shares through a stock exchange or directly from BCE:

(a)

if the Agent buys the shares through a stock exchange, the price for the shares will be the average cost paid by the Agent for all the shares acquired for the purposes of the Plan in respect of a Dividend Payment Date;

(b)

if the Agent buys the shares directly from BCE, the price for the shares will be the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange during the five trading days immediately preceding the relevant Dividend Payment Date.

In either case, you will pay no brokerage commissions on purchases.

BCE may from time to time in its sole discretion approve a discount of up to 5% on the price of Common Shares issued pursuant to a Treasury Purchase. However, the Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments.

10. Will I receive DRS Advices or share certificates for Common Shares purchased under the Plan?

DRS Advices or certificates for the Common Shares purchased under the Plan will not be issued to you unless specifically requested. However, the number of shares held for your account under the Plan will be shown on the quarterly statements you will be receiving.

If you do wish to obtain a DRS Advice or a share certificate for any number of shares held by the Agent for your account, write to the Agent to this effect or complete the appropriate section or form enclosed with the quarterly statement and send it to the Agent. Normally, the DRS Advices or certificates will be forwarded within three weeks of receipt of the request.

11. Will I receive any interest on funds I have sent to the Agent as Optional Cash Payments?

Interest will not be paid on any funds held for investment under the Plan.

12. Will the Common Shares purchased with Optional Cash Payments be entitled to receive quarterly dividends?

Yes. The Common Shares purchased for you with Optional Cash Payments by the Agent on or before the Dividend Record Date will be entitled to receive the next quarterly Common Share dividend.

13. How do I sell shares I hold in the Plan and still continue to participate in the Plan?

You may request the Agent to sell any number of whole shares that the Agent holds in your account, by writing to the Agent to this effect or by completing the appropriate form enclosed with each quarterly statement of account and sending it to the Agent. The Agent will sell the shares as soon as possible after receiving your request. You will be forwarded the proceeds of such sale less brokerage commissions and transfer taxes, if any, within three Business Days following completion of the sale.

As you are not closing your account in the Plan, any remaining Common Shares, including fractions, will continue to be held in your account and applicable cash dividends on these shares will continue to be reinvested.

14. How do I terminate my participation in the Plan?

Write to the Agent to this effect or complete the appropriate form enclosed with each quarterly statement and send it to the Agent. You can request the Agent to either sell all your Plan Shares (including any fractional shares) or to issue you a DRS Advice for all your whole Plan Shares.

If you requested the Agent to issue a DRS Advice for your Plan Shares, you will receive a DRS Advice for all the whole shares held for your account under the Plan and a cash payment for any fraction of a share and any uninvested Optional Cash Payment.

If you requested the Agent to sell all your Plan Shares you will receive the proceeds of such sale less brokerage commissions and transfer taxes, if any. The Agent will make the sale as soon as possible after receiving your completed termination form and your instruction to sell.

15. When can I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time. Normally, you will be forwarded DRS Advices or cheques within three weeks of the receipt of your request for termination by your Agent.

Please make sure to send your request to terminate no later than five Business Days before the Dividend Record Date in order to prevent delays in the processing of your request; otherwise your request will not be processed until one week after the Dividend Payment Date.

16. Can I stop all investment with respect to a Dividend Payment Date?

Yes, you may do so by writing to the Agent, who must receive the written notice no later than five Business Days before the Dividend Record Date.

17. Will I receive statements as a participant in the Plan?

Yes, a quarterly statement of account will be mailed to you as soon as practicable following each Dividend Payment Date. The statements will show a record of dividends and Optional Cash Payments received for reinvestments, purchases and withdrawals made, and Common Shares held for your account under the Plan. Statements should be retained for tax purposes.

18. What are the tax consequences of participating in the Plan?

The fact that dividends are invested does not relieve participants of any liability for taxes that may be payable on such amounts. See the part entitled “Taxes” in this Prospectus.

BCE is not providing income tax advice to any participant on their participation in the Plan. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Shareholder Dividend Reinvestment and Stock Purchase Plan

Overview

The Plan provides a method for eligible registered holders of Common Shares to reinvest dividends into additional Common Shares. Participants may also make Optional Cash Payments in the form of cash or dividends on BCE preferred shares to be applied to the purchase of additional Common Shares under the Plan. Common Shares are purchased by the Agent on behalf of the participants in the Plan on the open market through the facilities of a stock exchange, or directly from BCE.

Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for the participants, and recorded in separate accounts maintained by the Agent for each participant. The Agent will provide quarterly reports to participants of their holdings in the Plan.

Any forms required under the Plan (for enrollment, authorization for selling or withdrawal of shares, termination, etc.) may be obtained from the Agent.

Definitions

2012 Plan means the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan effective February 1, 2012, which plan is amended and restated by this Plan.

Agent means TSX Trust Company or such other agent as may be designated by BCE from time to time.

Average Market Price has the meaning set forth under “Price of Common Shares”.

BCE means BCE Inc.

Business Day means any day, except Saturdays, Sundays, statutory holidays in the provinces of Ontario or Quebec, and any day upon which the Agent is obligated by law not to open for business.

Common Shares means BCE common shares.

Discount has the meaning set forth under “Price of Common Shares”.

Dividend Payment Date means the date chosen by the Board of Directors of BCE for the payment of a cash dividend on Common Shares. This historically has been the fifteenth calendar day of January, April, July and October of each year (or the immediately succeeding Business Day, if the fifteenth calendar day is not a Business Day), but is subject to change in the future.

Dividend Record Date means the date declared by the Board of Directors of BCE to determine those shareholders entitled to receive payment of a dividend on Common Shares.

DRS Advice means a direct registration system advice or similar document evidencing the electronic registration of ownership of Common Shares.

Market Purchase has the meaning set forth under “Purchase of Common Shares under the Plan”.

Optional Cash Payment has the meaning set forth under “Optional Cash Payments”.

Plan means the BCE Shareholder Dividend Reinvestment and Stock Purchase Plan, as amended and restated on November 18, 2024.

Plan Shares means Common Shares held by the Agent on behalf of a participant and credited to the participant’s account under the Plan.

Tax Act means the Income Tax Act (Canada).

Treasury Purchase has the meaning set forth under “Purchase of Common Shares under the Plan”.

Eligibility

Any registered holder of Common Shares that is resident in Canada or the United States is eligible to enroll in the Plan at any time. Registered holders of Common Shares resident in jurisdictions other than Canada or the United States are not eligible to enroll in the Plan. However, upon their request and at BCE’s sole discretion, BCE may authorize residents in jurisdictions other than Canada or the United States to become eligible to enroll in the Plan, subject to, among other reasons, any restrictions under applicable laws including the laws of their jurisdiction of residence.

Without limiting any of the foregoing, BCE may refuse participation by shareholders in jurisdictions other than Canada or the United States if applicable laws including the laws of their jurisdiction of residence could subject BCE or the Plan to any additional legal, regulatory, filing or registration requirements.

Cash dividends to be reinvested by shareholders that are not residents of Canada for purposes of the Tax Act will be reduced by the amount of any applicable withholding taxes, as determined in the sole discretion of BCE. Neither BCE nor the Agent will have any duty to inquire as to the residency status of a holder, nor will BCE or the Agent be required to know the residency status of a holder, other than as notified by a holder. Notwithstanding the foregoing, as part of the enrollment process, BCE or the Agent may request additional information or confirmations, including an opinion of legal counsel, from non-Canadian or non-U.S. resident shareholders to ensure that enrollment is not prohibited by the law of the country in which they reside.

A person that is a beneficial owner of Common Shares (shareholders who hold their shares through a financial institution, broker or other intermediary) should consult with the relevant intermediary to determine the procedures for participation in the Plan. Beneficial owners may only participate in the Plan if they (i) transfer their Common Shares into their own name and enroll directly in the Plan as a registered shareholder; or (ii) arrange for their intermediary to enroll in the Plan on their behalf. The administrative practices of each intermediary may vary and accordingly, the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. There may also be a fee charged by some intermediaries for beneficial non-registered shareholders to become registered shareholders, which will not be paid by BCE or by the Agent.

Participation in the Plan

An eligible registered shareholder may enroll in the Plan at any time by completing an enrollment form and sending it to the Agent. By completing the form, the participant directs BCE to forward to the Agent all cash dividends on all of the Common Shares registered in such participant’s name and directs the Agent to invest such dividends and any Optional Cash Payments in Common Shares under the Plan for the participant.

A duly completed enrollment form must be received by the Agent on or before the Dividend Record Date in order for the corresponding dividend on the Common Shares to be reinvested under the Plan.

Once a shareholder has enrolled in the Plan, participation continues until termination of such participation by such participant or BCE or termination of the Plan by BCE, as further described below in the sections entitled “Termination of Participation” and “Amendment, Suspension or Termination of the Plan”.

A participant may stop all investment with respect to any Dividend Payment Date if written notification addressed to the Agent is received by the Agent no later than five Business Days preceding the Dividend Record Date.

Optional Cash Payments

Participants enrolled in the Plan have the option to purchase additional Common Shares under the Plan with cash or cash dividends on BCE preferred shares (Optional Cash Payments). Shareholders must be enrolled in the Plan in order to contribute Optional Cash Payments. Dividends on Common Shares purchased with Optional Cash Payments will be reinvested in accordance with the terms and conditions of the Plan. Interest will not be paid on any funds held for investment under the Plan.

Beneficial non-registered shareholders should consult with the relevant intermediary to determine the procedures for making Optional Cash Payments.

The Agent is required under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to collect and record certain information relating to Optional Cash Payments. Participants wishing to make Optional Cash Payments may be required to complete a participant declaration form and to comply with the Agent’s requirements in this respect.

Optional Cash Payments with Cash

To make an Optional Cash Payment with cash, participants must fill in the Optional Cash Payment form which can be downloaded from the Agent’s corporate web site or prepare a letter with their instructions and send it to the Agent, together with a cheque made payable to the Agent. No third-party cheques will be accepted. If the shareholder is not yet a participant in the Plan, a duly completed enrollment form must also be submitted to the Agent at the same time with the Optional Cash Payment form.

It is not currently possible to make Optional Cash Payments by pre-authorized debit. However, pre-authorized debit may be implemented by BCE in its sole discretion at a later time. If pre-authorized debit is implemented, participants will be notified and the relevant information will be provided on the Agent’s corporate web site.

Cheques must be dated and received by the Agent at least five Business Days preceding the Dividend Payment Date in order for such payments to be accepted for investment at the Dividend Payment Date. Any cheques dated or received on or after such date will be held by the Agent for investment until the next Dividend Payment Date.

Optional Cash Payments with Dividends on BCE Preferred Shares

To make an Optional Cash Payment with dividends on BCE preferred shares, a participant must fill in the Optional Cash Payment form and send it to the Agent. If the shareholder is not yet a participant in the Plan, a duly completed enrollment form must also be submitted to the Agent at the same time with the Optional Cash Payment form. The Agent needs to receive the duly completed Optional Cash Payment form before the applicable Dividend Record Date for the preferred shares in order to invest such dividends in Common Shares under the Plan at the next Dividend Payment Date.

Optional Cash Payments in the form of cash dividends on BCE preferred shares paid before a Dividend Payment Date will be accepted for investment by the Agent for that Dividend Payment Date.

Limits on Optional Cash Payments

Optional Cash Payments with cash must be at least $100 per transaction and may not exceed a total of $40,000 in each twelve-month period ending on the last Business Day preceding the Dividend Payment Date in October each year. Optional Cash Payments with dividends on preferred shares are subject to a separate limit of $40,000 in each twelve-month period ending on the last Business Day preceding the Dividend Payment Date in October each year.

All Optional Cash Payments made in U.S. dollars to the Agent will be converted into Canadian dollars by the Agent based on the exchange rate in effect at the time of conversion. For the purposes of calculating the limits on Optional Cash Payments, the amount converted in Canadian dollars will be used.

Entitlement to Dividends

Only Plan Shares purchased with Optional Cash Payments by the Agent on or before the Dividend Record Date will be entitled to receive dividends on such shares on the next Dividend Payment Date, as and when declared. Dividends paid on Plan Shares held by the Agent for the account of a participant under the Plan will be automatically reinvested in Common Shares at the next applicable Dividend Payment Date.

Purchase of Common Shares Under the Plan

Source of Shares Purchased

On a Dividend Payment Date, all of the cash dividends payable (less any withholdings under applicable tax laws) on the participant’s Common Shares enrolled in the Plan, including any fraction of a Common Share, held in the Plan account by the Agent, will be paid by BCE to the Agent. The Agent will use those funds to purchase Common Shares, in addition to any Optional Cash Payments received by the Agent from a participant in the manner described above in the section entitled “Optional Cash Payments”.

The Common Shares acquired by the Agent for the participants in the Plan will be, at BCE’s election, either (i) existing Common Shares purchased on the open market through the facilities of a stock exchange (Market Purchase) or (ii) newly issued Common Shares purchased directly from BCE (Treasury Purchase). For Treasury Purchases, the Agent will use such funds and any Optional Cash Payments a participant may contribute to buy Common Shares for the participant’s account under the Plan on the Dividend Payment Date. For Market Purchases, the Common Shares will be purchased starting the Business Day immediately following the Dividend Payment Date and ending no later than five Business Days after the Dividend Payment Date.

The determination by BCE of the method of purchase and of any applicable Discount in the case of a Treasury Purchase shall be provided to the Agent by written notice prior to the Dividend Payment Date. Such determination by BCE will be effective for the next Dividend Payment Date provided that BCE’s written notice shall have been received by the Agent prior to such Dividend Payment Date. The Agent will subsequently advise all participants of any change in the method of purchase of Common Shares under the Plan with the mailing of the next quarterly statement of account.

Price of Common Shares

The purchase price for shares acquired under the Plan on any Dividend Payment Date from the reinvestment of cash dividends will be:

(a)

in the case of a Market Purchase, the average of the actual cost (without any brokerage commissions, fees and service charges) per Common Share incurred by the Agent for all Common Shares acquired for the purposes of the Plan in respect of a Dividend Payment Date;

(b)

in the case of a Treasury Purchase, the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange during the five trading days immediately preceding the relevant Dividend Payment Date (Average Market Price).

BCE may from time to time in its sole discretion approve a discount (Discount) of up to 5% on the Average Market Price of Common Shares issued pursuant to a Treasury Purchase. The Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments.

Dividends and Optional Cash Payments will be invested in full, which may result in the acquisition of fractions of a Common Share for a participant’s account under the Plan. The participant’s account will be credited with the number of Common Shares (including fractions computed to four decimal places) purchased by the Agent in their name, and equal to the amounts to be invested for the participant divided by the price per share.

Fees

Generally, there are no brokerage commissions, fees or other administrative costs payable by participants with respect to the purchase of Common Shares under the Plan. All such costs, including the Agent’s fees and expenses, are paid by BCE. Also, there are no charges payable by a participant upon termination of participation in the Plan. However, if a participant requests the sale of any or all Common Shares held for the participant’s account in the Plan, whether or not terminating the participation in the Plan, the participant will pay applicable brokerage commissions and transfer taxes, if any, on all dispositions of Common Shares effected for the participant’s account by the Agent.

Statements to Participants

Plan Shares held by the Agent under the Plan will be registered in the name of the Agent and recorded in a separate account for each participant. The Agent will mail a statement of account to each participant as soon as practicable following each Dividend Payment Date. These statements are a participant’s record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive annually from the Agent the appropriate tax information for reporting dividends paid on Common Shares held under the Plan.

DRS Advices and Certificates for Common Shares

Common Shares purchased under the Plan will be registered in the name of the Agent and DRS Advices or share certificates for such shares will not be issued to a participant unless specifically requested.

A participant may, upon prior written request to the Agent, have DRS Advices issued and registered in the participant’s name for any number of whole Common Shares held in the participant’s account under the Plan. A share certificate in lieu of a DRS Advice will only be issued upon specific request in writing for the same to the Agent. Normally, the DRS Advices or certificates will be forwarded within three weeks of receipt of the request. Any remaining number of whole Common Shares and fractions will continue to be held in the participant’s account under the Plan.

A participant may not pledge, sell or otherwise dispose of the Common Shares held by the Agent for them. A participant who wishes to effect any such transaction must request that a DRS Advice or certificate for such shares be issued in their name.

Withdrawal or Sale of Plan Shares

A participant may withdraw or sell whole Common Shares from the participant’s account under the Plan by completing the request to withdraw or sell shares form, enclosed with each quarterly statement of account and mailing it to the Agent, or by providing similar written notice to the Agent.

Upon receipt of a request for withdrawal of shares, the Agent will withdraw the specified number of whole shares from the participant’s account and issue a DRS Advice to the participant. A share certificate in lieu of a DRS Advice will only be issued upon specific request in writing of the same to the Agent, normally within three weeks from the receipt of the request.

If the participant requested the sale of the shares, the Agent will sell the specified number of whole shares on behalf of the participant through a stock broker designated by the Agent as soon as possible following receipt of the instruction to do so. The Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the participant by cheque. Cheques will normally be issued within three Business Days from the completion of the sale.

Common Shares that are to be sold may be commingled with Common Shares being sold for other participants, in which case the proceeds to each such participant will be based on the average sales price of all Common Shares so commingled.

Termination of Participation

Termination by Participant

A participant may terminate their participation in the Plan at any time by completing the termination request enclosed with each quarterly statement of account and sending it to the Agent or by providing similar written notice to the Agent.

If a termination request is received by the Agent less than five Business Days before the Dividend Record Date, the participant’s account will not be closed until after the corresponding Dividend Payment Date and the corresponding dividend reinvestment has been completed.

Upon termination of participation in the Plan, a participant may request the Agent to either

(a)	issue a DRS Advice for all the whole shares and a cheque payment for any fraction of a Common Share and/or uninvested Optional Cash Payment; or

(b)	sell all the Common Shares held by the Agent for the participant’s account.

If the participant requested the sale of the shares, the Agent will sell the shares through a stock broker as soon as practicable following receipt of the request. The Agent will not process any sale requests until participation in the Plan has been terminated and the participant’s account has been closed (which, depending on the date on which the termination request was received by the Agent, may take up to six weeks).

Following the sale of the shares, the Agent will pay the proceeds of such sale, less brokerage commissions and transfer taxes, if any, to the participant by cheque.

Common Shares that are to be sold may be commingled with Common Shares being sold for other participants, in which case the proceeds to each participant will be based on the average sales price of all Common Shares so commingled. With respect to any fraction of a share, the proceeds will be determined by the Agent in the same manner as determined for the sale of whole shares.

Termination upon Death of a Participant

Participation in the Plan will be terminated automatically upon receipt by the Agent of a written notice, satisfactory to the Agent, of the death of a participant. In such case, a DRS Advice for all the whole Common Shares held for the participant’s account under the Plan will be issued in the name of the deceased participant, and the Agent will send such DRS Advice and a cash payment for any uninvested common share dividend or Optional Cash Payment and for any fraction of a Common Share to the representative of the deceased participant.

Termination by BCE

BCE may terminate a shareholder’s participation in the Plan with prior written notice (i) if the number of Common Shares purchased through the Plan by such participant does not exceed one whole share over a period of twelve consecutive months, (ii) if a participant’s account is deemed by BCE, in its sole discretion, to be inactive, or (iii) if a participant is no longer the registered holder of any Common Shares enrolled in the Plan.

Further, BCE may terminate a shareholder’s participation in the Plan without prior notice if BCE, in its sole discretion, has reason to believe that such shareholder has been engaged in market activities, or has been artificially engaged in market activities, or has been artificially accumulating securities of BCE for the purpose of taking undue advantage of the Plan to the detriment of BCE.

BCE also reserves the right to terminate, without prior notice, participation in the Plan by any shareholder who appears to be, or who BCE has reason to believe is or becomes (i) subject to the laws of any jurisdiction that does not permit participation in the Plan in the manner sought by or on behalf of such person; or (ii) subject to the law of any jurisdiction that imposes any additional legal, regulatory, filing or registration requirements on BCE or on the Plan.

In the event that participation is terminated by BCE for such reasons, all Common Shares, including any fractions of a share, held in the participant’s account will be sold and the Agent will forward to the participant the proceeds of the sale, less brokerage commissions and transfer taxes, if any.

Rights Offering

In the event BCE makes available to holders of its Common Shares rights to subscribe for additional Common Shares or other securities, the Agent will forward rights DRS Advices to each participant for the number of whole Common Shares held for the participant’s account under the Plan on the record date for such rights issue plus the number of Common Shares, if any, held of record by such participant. Rights based on a fraction of a Common Share held for a participant’s account will be sold for such participant by the Agent and the net proceeds invested in the same manner as an Optional Cash Payment on the next Dividend Payment Date.

Stock Dividends and Stock Splits

Any Common Shares distributed pursuant to a stock dividend on, or a stock split of, Common Shares held by the Agent for participants under the Plan will be retained and credited by the Agent proportionately to the accounts of the participants in the Plan.

Voting of Shares Held by the Plan Agent

Whole Common Shares held for a participant’s account under the Plan on the record date for a vote of shareholders will be voted in the same manner as the participant’s Common Shares of record are voted, either by proxy or by the participant in person. If a participant is no longer a holder of record of Common Shares, the whole Common Shares held for such participant’s account will be voted in accordance with the instructions of the participant. Shares for which instructions are not received will not be voted.

Responsibility of BCE and the Agent

Neither BCE nor the Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan, including, without limitation, any claims for liability:

(a)	arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of satisfactory notice in writing of such death;

(b)	with respect to the prices at which shares are purchased for the participant’s account and the times such purchases are made;

(c)	with respect to the prices at which shares are sold for the participant’s account and the times such sales are made;

(d)	with respect to a request that is not fully compliant with applicable laws;

(e)	arising out of actions taken or not taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither BCE nor the Agent can assure profit or protect against loss on the shares purchased or sold under the Plan.

Amendment, Suspension or Termination of the Plan

BCE reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the participants. Participants will be sent written notice of any such amendment, suspension or termination.

All amendments to the Plan will be pre-cleared by the applicable stock exchanges and securities regulators, to the extent required by law. BCE will issue a news release advising shareholders of any amendment to, suspension, re-instatement or termination of the Plan.

Termination

In the event of termination of the Plan by BCE, a DRS Advice for any whole Common Shares held for a participant’s account under the Plan and a cash payment for any fraction of a share and for any uninvested Optional Cash Payments will be remitted as soon as practicable by the Agent to the participant.

Suspension

In the event of suspension of the Plan by BCE, no investment will be made by the Agent on the Dividend Payment Date immediately following the effective date of such suspension; Optional Cash Payments which are not invested as of the effective date of such suspension and common share dividends which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Agent to the participants.

Notices

All notices required to be given to participants under the Plan will be mailed to participants at the addresses shown on the records of the Agent or at a more recent address as furnished to the Agent by the participant.

Governing Law

The Plan shall be governed and construed in accordance with the laws in force of the province of Quebec and the federal laws of Canada applicable therein.

Administration of the Plan

The Agent acts as agent for the participants in the Plan pursuant to an agreement between the Agent and BCE, which may be terminated by the Agent or BCE at any time. Should the Agent cease to act as agent for the participants in the Plan, another Agent will be designated by BCE and participants in the Plan will be notified of the change.

BCE may adopt rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as it deems necessary or desirable in connection with its operation.

Transition to the Plan

For continuity of treatment in respect of their dividends and Optional Cash Payment, participants in the 2012 Plan will automatically be enrolled in the Plan on November 18, 2024 and become participant in the Plan, unless such participants forward notice to the Agent exiting from the Plan. The Plan accounts of participants will contain the Common Shares, including fractional shares, if any, held by such participants prior to November 18, 2024. Cash dividends on the Common Shares in the accounts of such participants under the 2012 Plan will automatically be reinvested in the purchase of Plan Shares pursuant to the Plan

TAXES

General

It is the responsibility of the purchasers of Common Shares to consult their tax advisors if they are in any doubt as to their tax position.

It should be understood that the fact that dividends are invested under the terms of the Plan does not relieve participants of any liability for taxes that may be payable on such amounts.

The following tax information is based upon publicly available information as at the date of this publication (November 18, 2024) and is not updated with any subsequent information. Participants should consult a tax advisor in order to obtain up-to-date tax information.

Canadian Taxes

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a participant who, at all relevant times, for purposes of the Tax Act and the regulations thereunder (Regulations), deals at arm’s length with and is not affiliated with BCE, holds the Common Shares acquired under the Plan as capital property, and has cash dividends paid on Common Shares reinvested in Common Shares under the Plan.

This summary is based upon: (i) the current provisions of the Tax Act and the Regulations in force as of the date hereof; (ii) all specific proposals (Tax Proposals) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (CRA). This summary assumes that all such Tax Proposals will be enacted in the form currently proposed but no assurance can be given that they will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made by BCE pursuant hereto. Consequently, prospective participants are advised to consult their own tax, legal and/or other advisors with respect to their particular circumstances.

This summary is not applicable to a participant: (a) that is a “financial institution” for purposes of the mark-to-market rules in the Tax Act; (b) an interest in which would be a “tax shelter investment,” as defined in the Tax Act; (c) that is a “specified financial institution,” as defined in the Tax Act; (d) that has made a functional currency reporting election under the Tax Act to report its “Canadian tax results” as defined in the Tax Act in a currency other than Canadian currency; (e) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement,” as defined in the Tax Act, in respect of the Common Shares; (f) that receives dividends on the Common Shares under or as part of a “dividend rental arrangement,” as defined in the Tax Act; (g) that is exempt from tax under the Tax Act; or (h) is an entity in respect of which BCE is a “specified entity” as defined in subsection 18.4(1) of the Tax Act with respect to “hybrid mismatch arrangements”. Such participants should consult their own tax, legal and/or other advisors.

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the appropriate rate of exchange in accordance with the detailed rules in the Tax Act in that regard.

Residents: This portion of the summary is generally applicable to a participant who, for purposes of the Tax Act and at all relevant times, is, or is deemed to be, resident in Canada.

Participants will be subject to tax under the Tax Act on all dividends which are reinvested into Common Shares under the Plan, in the same manner as the participant would have been taxed if the participant would have received a taxable dividend (including eligible dividends) directly from a taxable Canadian corporation in cash. For example, in the case of a participant who is an individual, such dividends will be subject to the normal gross-up and credit rules or, in the case of a participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the participant.

BCE may, in its sole discretion, permit the issuance of Common Shares in the case of a Treasury Purchase at a Discount. Based on the CRA’s administrative policy, such Treasury Purchase by a participant of Common Shares from the reinvestment of cash dividends at a Discount should not result in a taxable benefit for purposes of the Tax Act provided that the Discount is no greater than 5%.

Provided that the Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments, then no taxable benefit should arise in respect of any such payments.

The cost of these new Common Shares will be averaged with the adjusted cost base of all other similar class of shares held by the participant as capital property for purposes of subsequently computing the adjusted cost base of each Common Share owned by the participant.

A disposition of Common Shares, whether by the participant directly or by the Agent on behalf of the participant, may give rise to a capital gain (or loss). The payment of cash in settlement of a fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment. The issuance of a DRS Advice or a share certificate in the participant’s name in respect of the Common Shares will not constitute a disposition of such Common Shares.

Non-Residents: This portion of the summary is generally applicable to a participant who, for purposes of the Tax Act, and at all relevant times, is not, and is not deemed to be resident in Canada, and who does not use or hold and is not deemed to use or hold their Common Shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends paid or credited on Common Shares which a non-resident participant designates for investment under the Plan are subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the participant is entitled under the provisions of any applicable income tax treaty or convention between Canada and the participant’s country of residence. The amount to be invested will be reduced by the amount of any such tax withheld.

BCE may, in its sole discretion, permit the issuance of Common Shares at a Discount. Based on the CRA’s administrative policy, such Treasury Purchase by a participant of Common Shares from the reinvestment of cash dividends at a Discount should not result in a taxable benefit for purposes of the Tax Act provided that the Discount is no greater than 5%.

Provided that the Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments, then no taxable benefit should arise in respect of any such payments.

Gains realized on the disposition of Common Shares acquired under the Plan by a participant that is not resident in Canada will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the participant is not entitled to relief under an applicable income tax treaty or convention between Canada and the participant’s country of residence. Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act and which currently includes the Toronto Stock Exchange), a Common Share generally will not, at the time of disposition, constitute “taxable Canadian property” of a participant who is not resident in Canada unless, at any time during the 60-month period immediately preceding the disposition both of the following conditions are met concurrently: (a)(i) the participant, (ii) persons with whom the participant did not deal at arm’s length, (iii) partnerships in which the participant or persons described in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) one or any combination of persons or partnerships described in (a)(i) to (iii), owned 25% or more of the issued shares of any class of the capital stock of BCE ; and (b) more than 50% of the fair market value of the Common Share derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource property (as defined in the Tax Act); (iii) timber resource property (as defined in the Tax Act); and (iv) options in respect of, or interests in, or rights in, property described in any of (b)(i) through (iii), whether or not such property exists. In certain circumstances, a Common Share may be deemed under the Tax Act to be taxable Canadian property.

United States Federal Taxes

This subsection is the opinion of Sullivan & Cromwell LLP, our United States federal income tax counsel. This subsection applies to a participant in the Plan if the participant is a United States holder with a functional currency that is the U.S. dollar and is not otherwise in a special category of holders subject to special rules, including a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a life insurance company, a person that actually or constructively owns 10% or more of the combined voting power of BCE’s voting stock or of the total value of BCE’s stock, a person that holds shares as part of a straddle or a hedging or conversion transaction, or a person that purchases or sells shares as part of a wash sale for tax purposes.

This subsection addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to a participant in the Plan in light of their individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or any alternative minimum tax.

This subsection is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

A participant is a United States holder if it is either (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) an estate or trust that meets certain additional requirements.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership that participates in the Plan should consult its tax advisor with regard to the United States federal income tax treatment of its receipt, purchase and ownership of shares pursuant to its participation in the Plan.

We expect to have current and accumulated earnings and profits that exceed any dividends that we pay (or are deemed to pay) with respect to our shares, and the discussion below assumes that this will be the case.

(i)

A United States holder who becomes a participant in the Plan will realize ordinary taxable income from cash dividends on BCE common or preferred shares which are to be reinvested under the Plan. If the Agent purchases shares on the open market, the amount subject to United States taxation will be the gross amount of the reinvested cash dividends, including any amounts deducted for Canadian withholding taxes, calculated in the same manner and converted to U.S. dollars as if the dividends had been received directly by the participant in cash. In addition, if the Agent purchases shares on the open market, a participant would recognize ordinary gain or loss equal to the difference between the U.S. dollar value of the reinvested cash dividends on the Dividend Payment Date and the U.S. dollar cost of the shares purchased under the Plan. If the Agent purchases shares directly from BCE, the amount subject to United States taxation will be the fair market value of the shares in U.S. dollars on the date the shares are received.

(ii)

A United States holder who participates in the Plan will, to the same extent as a non-participating United States holder, be entitled to claim as a credit against the participant’s United States Federal income tax liability (or to claim as a deduction, if so electing) any amount withheld from dividends on account of Canadian withholding taxes.

(iii)

A United States holder who makes an Optional Cash Payment in Canadian dollars will recognize gain or loss when shares are acquired by the Plan equal to the difference between the U.S. dollar cost of the shares purchased and the participant’s basis in the Canadian dollars that are used to fund the Optional Cash Payment. Such gain or loss generally would be ordinary income or loss.

(iv)

The tax basis per share for shares purchased under the Plan will be equal to a participant’s purchase price per share converted to U.S. dollars at the exchange rate on the date of purchase or, in the case of shares purchased by the Agent directly from BCE with reinvested common or preferred share dividends, the fair market value of the shares in U.S. dollars when the shares are purchased.

(v)

A participant’s holding period for shares purchased by the Agent directly from BCE with reinvested common or preferred share dividends will begin on the day following the Dividend Payment Date. The holding period for shares purchased with Optional Cash Payments (excluding dividends on BCE preferred shares), and for shares purchased by the Agent on the open market with reinvested common or preferred share dividends, will begin on the day following the purchase date.

(vi)

A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account, either upon the participant’s request for certain of those shares or upon termination of participation in or termination of the Plan.

(vii)

A participant will realize a gain or loss when shares are sold or exchanged, either pursuant to a request, whether or not terminating from the Plan, by the participant after receipt of shares from the Plan, or, in the case of any fraction of a share, when the participant receives a cash adjustment for a fraction of a share. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share (converted, if necessary, to U.S. dollars on the date of the sale) and the tax basis therefor.

(viii)

A United States holder may be required to report to the Internal Revenue Service any foreign currency losses that it recognizes in excess of certain thresholds under the rules described above. United States holders should consult their tax advisors regarding the potential application of such rules as a result of their participation in the Plan.

DESCRIPTION OF SHARE CAPITAL

The articles of amalgamation of BCE, as amended, provide for an unlimited number of Common Shares, an unlimited number of class B shares (the “Class B Shares”), an unlimited number of first preferred shares issuable in series (the “First Preferred Shares”), and an unlimited number of second preferred shares issuable in series (the “Second Preferred Shares” and, together with the First Preferred Shares, collectively, the “Preferred Shares”), all without par value.

Common Shares

The Common Shares are listed on the TSX and on the NYSE. Holders of Common Shares are entitled to one vote per share at all meetings of shareholders, except meetings at which only holders of other classes or series of shares of BCE are entitled to vote. Subject to the rights, privileges, restrictions and conditions attaching to Preferred Shares, holders of Common Shares are entitled, on an equal basis share for share with the holders of the Class B Shares, to receive such dividends payable in money, property, or by the issue of fully paid shares of BCE as may be declared by the board of directors of BCE, and to receive the remaining property of BCE upon liquidation, dissolution or winding up. Holders of Common Shares have no pre-emptive, redemption or conversion rights.

For a description of the foreign ownership restrictions applicable to the voting shares (including the Common Shares) of BCE and its affiliates under the Telecommunications Act and associated regulations by the Canadian Radio-television and Telecommunications Commission as well as under the Broadcasting Act for broadcasting licensees (such as Bell Media and Bell Canada), refer to section 5.1 entitled “BCE Securities” of BCE’s annual information form included in the BCE 2023 Annual Report.

As of September 30, 2024, 912,283,103 Common Shares were outstanding. As of September 30, 2024, no Class B Shares were outstanding.

Preferred Shares

The First Preferred Shares are listed on the TSX. The board of directors of BCE may from time to time issue Preferred Shares in one or more series and determine for any such series its designation, number of shares and respective rights, privileges, restrictions and conditions. The First Preferred Shares rank in priority to the Second Preferred Shares, the Common Shares and the Class B Shares, and the Second Preferred Shares rank in priority to the Common Shares and the Class B Shares with respect to the payment of dividends and with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of BCE. Each series of First Preferred Shares ranks in such respects on a parity with every other series of First Preferred Shares.

The holders of Preferred Shares do not have the right to receive notice of, attend, or vote at any meeting of shareholders except to the extent otherwise provided in the articles of BCE with respect to any series of Preferred Shares, or when the holders of Preferred Shares are entitled to vote separately as a class or as a series as provided in the Canada Business Corporations Act (“CBCA”). In connection with any matter requiring the approval of the Preferred Shares as a class, the holders of existing series of Preferred Shares which are then outstanding are entitled to one vote in respect of each First Preferred Share held. BCE may, without the approval of the holders of the Preferred Shares, as a class, create any new class of shares ranking on a parity with the Preferred Shares. Holders of Preferred Shares have no pre-emptive rights. All outstanding Preferred Shares of BCE are fully paid and non-assessable.

The provisions attaching to the Preferred Shares may be repealed, altered, modified or amended with such approval as may then be required by the CBCA, currently being at least two-thirds of the votes cast at a meeting or adjourned meeting of the holders of such shares duly called for the purpose and at which a quorum is present.

As of September 30, 2024, there were twenty series of First Preferred Shares outstanding. As of September 30, 2024, there were no outstanding Second Preferred Shares.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued Common Shares sold under the Plan. The Agent may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our Common Shares sold under the Plan.

Generally, there are no brokerage commissions, fees or other administrative costs payable by participants with respect to the purchase of Common Shares under the Plan. All such costs, including the Agent’s fees and expenses, are paid by BCE. Also, there are no charges payable by a participant upon termination of participation in the Plan. However, if a participant requests the sale of any or all Common Shares held for the participant’s account in the Plan, whether or not terminating the participation in the Plan, the participant will pay applicable brokerage commissions and transfer taxes, if any, on all dispositions of Common Shares effected for the participant’s account by the Agent.

The Common Shares are currently listed on Toronto Stock Exchange in Canada and on the New York Stock Exchange in the United States.

Persons who acquire our Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our Common Shares so purchased.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from Optional Cash Payments or any discounts to the market price applicable to the Common Shares under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our Common Shares to be received under the Plan. BCE may terminate a shareholder’s participation in the Plan without prior notice if BCE, in its sole discretion, has reason to believe that such shareholder has been engaged in market activities, or has been artificially engaged in market activities, or has been artificially accumulating securities of BCE for the purpose of taking undue advantage of the Plan to the detriment of BCE.

In the event that participation is terminated by BCE for such reasons, all Common Shares, including any fractions of a share, held in the participant’s account will be sold and the Agent will forward to the participant the proceeds of the sale, less brokerage commissions and transfer taxes, if any.

EXPENSES

The expenses, determined as of the filing of our registration statement on Form F-3 of which this prospectus forms a part, in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC registration fee	US$	102,270.80
Legal fees and expenses	US$	400,000.00
Accounting fees and expenses	US$	28,000.00
Stock exchange listing fees	US$	354,500.00
Miscellaneous	US$	120,000.00
Total	US$	1,004,770.80

VALIDITY OF SECURITIES

The validity of the securities offered by this Prospectus will be passed upon for us by Stikeman Elliott LLP. Sullivan & Cromwell LLP has passed upon certain information in the Prospectus related to matters of U.S. federal income tax.

EXPERTS

The financial statements of BCE Inc. incorporated by reference in this Prospectus, and the effectiveness of BCE Inc.’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS

BCE is a Canadian corporation and is governed by the laws of Canada. A substantial portion of our assets are located outside the United States and some or all of our directors and officers and some or all of the experts named in this Prospectus are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon us or upon such directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of us or such directors, officers or experts under the United States federal securities laws. We have been advised by external counsel that there is doubt as to the enforceability in a Canadian court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated upon United States federal securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The directors of BCE Inc. (“BCE”) adopted on May 27, 2003 (as subsequently amended) a resolution providing as follows:

Section 8 — INDEMNIFICATION OF DIRECTORS AND OFFICERS AND OTHER INDIVIDUALS —

Subject to the limitations contained in the Canada Business Corporations Act (“CBCA”) but without limit to the right of the Corporation to indemnify any person under the CBCA or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if (a) such individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful. The Corporation shall advance moneys to the Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to herein providing that the individual shall repay the moneys if the individual does not fulfill the conditions of subsection 124(3) of the CBCA.

This resolution represents, in general terms, the extent to which directors and officers may be indemnified by BCE under the CBCA, the governing Act to which BCE is subject. Except in the case of an action taken by BCE or of a derivative action taken by a shareholder on behalf of BCE, as provided below, the CBCA provides that a director or officer may be indemnified by BCE against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the director or officer is involved because of that association with BCE if (i) such individual acted honestly and in good faith with a view to the best interests of BCE; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful. The right of indemnification is more limited where directors or officers are sued by BCE or on its behalf by a shareholder. In those cases, BCE may, with the approval of a court, indemnify directors and officers against all costs, charges and expenses reasonably incurred by the individual in connection with such action, but not the amount of the judgment or settlement of an action, provided the individual fulfills the conditions of (i) and (ii) above. A director or officer must be indemnified for costs, charges and expenses if he was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such director or officer ought to have done and fulfils the conditions of (i) and (ii) above. BCE may advance moneys to a director or officer for the costs, charges and expenses referred to above, provided that such director or officer shall repay the moneys if the individual does not fulfil the conditions of (i) and (ii) above.

The directors and officers of BCE are covered by a directors’ and officers’ liability insurance policy indemnifying, subject to its terms and conditions, against certain civil liabilities which might be incurred by them in such capacities.

In addition, each director and certain officers of BCE are covered by corporate indemnification agreements with BCE generally providing for indemnification of such person for liabilities incurred in connection with his or her service as a director or officer and obliging BCE to maintain liability insurance to support their indemnification obligations under such agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BCE pursuant to the foregoing provisions, BCE has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibits Filed	Description of Exhibits
5.1	Opinion of Stikeman Elliott LLP, as to the validity of the Common Shares

8.1	Opinion of Sullivan & Cromwell LLP, United States Counsel to BCE Inc., with respect to certain tax matters

23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)

23.3	Consent of Deloitte LLP

24	Power of Attorney (contained in signature page)

107	Calculation of Filing Fee Tables

Item 10. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(7)

For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada, on this 18th day of November, 2024.

BCE INC.

By:	/s/ Mirko Bibic
Name: Mirko Bibic
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Co-Registrant	Date

/s/ Mirko Bibic Mirko Bibic	President and Chief Executive Officer, and Director, BCE Inc. (Principal Executive Officer)	November 18, 2024

/s/ Curtis Millen Curtis Millen	Executive Vice-President and Chief Financial Officer, BCE Inc. (Principal Financial Officer)	November 18, 2024

/s/ Thierry Chaumont Thierry Chaumont	Senior Vice-President, Controller and Tax, BCE Inc. (Principal Accounting Officer)	November 18, 2024

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Mirko Bibic, Curtis Millen, Robert Malcolmson, Eleanor Marshall and Martin Cossette as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) thereunder, in connection with the registration under the Securities Act of the securities of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors of the Registrant, on any and all amendments, including post-effective amendments, to the registration statement relating to such securities and on any and all instruments and documents filed as part of or in connection with the registration statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title with Co-Registrant	Date

/s/ Gordon M. Nixon Gordon M. Nixon	Chairman and Director, BCE Inc.	November 18, 2024

/s/ Mirko Bibic Mirko Bibic	Director, BCE Inc.	November 18, 2024

/s/ Robert P. Dexter Robert P. Dexter	Director, BCE Inc.	November 18, 2024

/s/ Katherine Lee Katherine Lee	Director, BCE Inc.	November 18, 2024

/s/ Monique F. Leroux Monique F. Leroux	Director, BCE Inc.	November 18, 2024

/s/ Sheila A. Murray Sheila A. Murray	Director, BCE Inc.	November 18, 2024

/s/ Louis P. Pagnutti Louis P. Pagnutti	Director, BCE Inc.	November 18, 2024

/s/ Calin Rovinescu Calin Rovinescu	Director, BCE Inc.	November 18, 2024

/s/ Karen Sheriff Karen Sheriff	Director, BCE Inc.	November 18, 2024

/s/ Jennifer Tory Jennifer Tory	Director, BCE Inc.	November 18, 2024

/s/ Louis Vachon Louis Vachon	Director, BCE Inc.	November 18, 2024

Signature	Title with Co-Registrant	Date

/s/ Johan Wibergh Johan Wibergh	Director, BCE Inc.	November 18, 2024

/s/ Cornell Wright Cornell Wright	Director, BCE Inc.	November 18, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of BCE Inc. in the United States, in the City of Newark, State of Delaware on this 18th day of November, 2024.

Puglisi & Associates (Authorized U.S. Representative)

By:	/s/ Donald Puglisi
Name: Donald Puglisi
Title: Authorized Representative